For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

Catapult Communications Announces Revised Third Fiscal Quarter Revenue Estimate

Mountain View, CA—July 3, 2008—Catapult Communications Corporation (Nasdaq:CATT) today announced that revenues for its third fiscal quarter ended June 30, 2008 are now expected to be approximately $8.5 million, compared to the Company’s original estimate of $9.9 million.

Dr. Richard A. Karp, Catapult’s Chairman and CEO, commented “Although third quarter revenues were only slightly better than last year, a new technology cycle has definitely begun with the advent of the LTE wireless standard, and there is every indication that we will be a significant player as this cycle progresses. In the interim, we will continue to manage costs carefully.”

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the United Kingdom, Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

Forward Looking Statements
The statements in this press release regarding the Company’s expected third fiscal quarter revenues, its cost management and its participation in a new technology cycle are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s final determination and review of its revenues for the quarter, the variable size and timing of individual purchases by its customers and the Company’s ability to deliver products that meet customer demand for products that address new and changing telecommunications test system requirements. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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